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                                                                     EXHIBIT 4.3

                   THIRD AMENDMENT TO THE AMENDED AND RESTATED
                         POOLING AND SERVICING AGREEMENT

                  This THIRD AMENDMENT TO THE AMENDED AND RESTATED POOLING AND SERVICING AGREEMENT, dated as of August 21, 1998 (this "AMENDMENT"), is among Household Affinity Funding Corporation, a Delaware corporation (as Seller, "HAFC"), Household Finance Corporation, a Delaware corporation (the "SERVICER") and The Bank of New York, a New York banking corporation (the "TRUSTEE"). This Amendment amends the Amended and Restated Pooling and Servicing Agreement, dated as of August 1, 1993, as amended by the Amendment to Amended and Restated Pooling and Servicing Agreement, dated as of April 12, 1995, and the Second Amendment to the Amended and Restated Pooling and Servicing Agreement, dated as of October 20, 1997 (collectively, the "POOLING AND SERVICING AGREEMENT"), each by and among HAFC, the Servicer and the Trustee.

                                    RECITALS

                  1. Pursuant to Section 13.01(a) of the Pooling and Servicing Agreement, HAFC has delivered to the Trustee an Officer's Certificate, dated the date of this Amendment, stating that HAFC reasonably believes that this Amendment will not have an Adverse Effect.

                  2. The parties to the Pooling and Servicing Agreement have satisfied all conditions precedent contained in the Pooling and Servicing Agreement to entering into this Amendment. All capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Pooling and Servicing Agreement.

                  3. Now, therefore, in consideration of the mutual agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each party hereto agrees as follows:

                                   AMENDMENTS

                  1. The definitions of "Finance Charge Receivables", "Portfolio Yield", "Required Minimum Principal Balance", "Revolving Credit Agreement" and "Seller's Participation Amount" in Section 1.01 are hereby amended and restated in their entirety as follows:



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                  "Finance Charge Receivables" shall mean all amounts billed to the Obligors on any Account in respect of (a) all finance charges, (b) Cash Advance Fees, (c) annual membership fees with respect to the Accounts and (d) any other fees with respect to the Accounts designated by the Seller by notice to the Trustee at any time and from time to time to be included as Finance Charge Receivables. Finance Charge Receivables shall also include (a) the interest portion of Participation Interests as shall be determined pursuant to the applicable Participation Interest Supplement or Series Supplement, (b) any amounts designated to be Finance Charge Receivables pursuant to
         Section 4.05, (c) all Recoveries with respect to Finance Charge Receivables previously charged off as uncollectible, (d) with resect to any Due Period, a portion, determined pursuant to Section 2.08(d), of the Interchange paid or payable to the Bank or any Additional Seller with respect to such Due Period and (e) investment earnings on amounts on deposit in the Special Funding Account.

                  "Portfolio Yield" shall mean with respect to the Trust as a whole and, with respect to any Due Period, the annualized percentage equivalent of a fraction (a) the numerator of which is the aggregate of the sum of the Series Allocable Finance Charge and Administrative Collections for all Series during such Due Period calculated on a cash basis, after subtracting therefrom the Series Allocable Defaulted Amounts for all Series with respect to such Due Period and (b) the denominator of which is the total amount of Principal Receivables conveyed to the Trust, plus the Special Funding Amount, in each case, as of the last day of the immediately preceding Due Period; provided that, with respect to any Due Period in which an Aggregate Addition pursuant to Section 2.09 occurs or a removal of Accounts pursuant to
         Section 2.10 occurs, the amount of Principal Receivables shall be the average amount of Principal Receivables in the Trust on each Business Day during such Due Period based upon the assumptions that (1) the aggregate amount of Principal Receivables in the Trust at the end of the day on the last day of the prior Due Period is the aggregate amount of Principal Receivables in the Trust on each Business Day of the period from and including the first day of such Due Period to but excluding the related Addition Date or Removal Date and (2) the aggregate amount of Principal Receivables in the Trust conveyed to the Trust at the end of the day on the related Addition Date or Removal Date is the aggregate amount of Principal Receivables in the Trust on each Business Day of the period from and including the related Addition Date or Removal Date to and including the last day of such Due Period.

                   "Required Minimum Principal Balance" shall mean, with respect to any date, an amount equal to (a) the sum of the Series Adjusted Invested Amount for each Series outstanding on such date; plus the sum of the Series Required Seller Amounts for each such Series minus (b) the Special Funding Amount.

                  "Revolving Credit Agreement" shall mean the revolving credit agreement by and between the Seller and the Bank, dated as of April 30, 1993, as amended



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          and as may be amended from time to time, and any substantially similar agreement between any lender and the Seller or any Additional Seller.

                  "Seller's Participation Amount" shall mean on any date of determination an amount equal to the difference between (a) the sum of
         (i) the aggregate balance of Principal Receivables at the end of the day immediately prior to such date of determination and (ii) the Special Funding Amount at the end of the day immediately prior to such date of determination and (b) the aggregate Invested Amounts for all outstanding Series at the end of such day.

                  2. Section 1.01 is hereby further amended by adding the following definitions to such section:

                  "Partial Amortization SFA Amounts" shall mean the amounts specified by the Servicer or the Seller pursuant to Section 4.02 which are to be applied to the partial amortization of each Series as specified in the related Supplement.

                  "Special Funding Account" shall have the meaning set forth in Section 4.02.

                  "Special Funding Amount" shall mean the amount on deposit in the Special Funding Account (other than the portion constituting Finance Charge and Administrative Receivables).

                  3. Section 2.01 is hereby amended by inserting "and the Special Funding Account, and" immediately after "the Series Accounts" in the second sentence thereof.

                  4. Section 2.05(b) is hereby amended by replacing the words "Collection Account" in the second and third sentences of the first paragraph and in the second sentence of the second paragraph thereof with "Special Funding Account".

                  5. Section 3.01(b)(i) is hereby amended by inserting the words ", the Special Funding Account" immediately after "from the Collection Account".

                  6. Section 3.09(a) is hereby amended by deleting the words "Collection Account" in the fourth and fifth sentences thereof and inserting in each such place "Special Funding Account".

                  7. Section 4.01 is hereby amended by inserting the words "and the Special Funding Account" after "the Collection Account" in the first sentence thereof.

                  8. Section 4.02 is hereby amended by adding the words "and the Special Funding Account" to the end of the section heading and by inserting the following at the end of such section:


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                  "The Servicer, for the benefit of the Certificateholders, may establish and maintain in the name of the Trustee, on behalf of the Trust, an Eligible Deposit Account bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Certificateholders (the "Special Funding Account"). The Trustee shall possess all right, title and interest in all monies, instruments, securities, documents, certificates of deposit and other property on deposit from time to time in the Special Funding Account and in all proceeds, earnings, income, revenue, dividends and distributions thereof for the benefit of the Certificateholders. The Special Funding Account shall be under the sole dominion and control of the Trustee for the benefit of the Certificateholders. Except as expressly provided in this Agreement, the Servicer agrees that it shall have no right of setoff or banker's lien against, and no right to otherwise deduct from, any funds held in the Special Funding Account for any amount owed to it by the Trustee, the Trust, any Certificateholder or any Series Enhancer. If, at any time, the Special Funding Account ceases to be an Eligible Deposit Account, the Trustee (or the Servicer on its behalf) shall within ten Business Days (or such longer period, not to exceed 30 calendar days, as to which each Rating Agency may consent) establish a new Special Funding Account meeting the conditions specified above, transfer any monies, instruments, securities, documents, certificates of deposit and other property to such new Special Funding Account and from the date such new Special Funding Account is established, it shall be the "Special Funding Account."

                  Funds on deposit in the Special Funding Account shall at the written direction of the Servicer be invested by the Trustee in Eligible Investments selected by the Servicer. All such Eligible Investments shall be held by the Trustee for the benefit of the Certificateholders. The Trustee shall maintain for the benefit of the Certificateholders possession of the instruments, securities, documents and certificates of deposit, if any, evidencing such Eligible Investments. Funds on deposit in the Special Funding Account on any Distribution Date will be invested in Eligible Investments that will mature so that such funds will be available no later than the close of business on the Transfer Date following such Due Period. No Eligible Investment shall be disposed of prior to its maturity; provided, however, that the Trustee may sell, liquidate or dispose of an Eligible Investment before its maturity, if so directed by the Servicer and if the Rating Agency Condition shall have been satisfied. Unless directed by the Servicer, funds deposited in the Special Funding Account on a Transfer Date with respect to the immediately succeeding Distribution Date are not required to be invested overnight. On each Distribution Date, all interest and other investment earnings (net of losses and investment expenses) on funds on deposit in the Special Funding Account shall be treated as Collections of Finance Charge and Administrative Receivables with respect to the last day of the related Due Period except as otherwise specified in the related Supplement. Subject to the immediately following sentence, on each Business Day on which funds are on deposit in the Special Funding Account and on which no Series is in an accumulation period or amortization period, the Servicer shall determine the amount (if any) by which the Seller's Participation Amount exceeds the Series Required Seller Amount for all Series on such date and may instruct the Trustee to withdraw any such excess from the Special Funding Account and pay such amount to the Holders of the Seller's Certificates. If (i) an accumulation period or amortization period has commenced and is continuing with respect to one or more outstanding Series, any funds on deposit in the Special Funding Account will be withdrawn by the Servicer from the Special Funding Account and


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deposited into the Collection Account and shall be treated as Trust Excess
Principal Collections and shall be allocated and distributed in accordance with
Section 4.04 and the terms of each Supplement and (ii) the Servicer determines, based upon the yield of Special Funding Account investments during the previous Due Period, that by decreasing the amount on deposit in the Special Funding Account any Series then outstanding which is issued pursuant to a Supplement which permits partial amortization as provided in this Section 4.02 may be prevented from experiencing an Amortization Event based upon insufficiency of yield, the Servicer shall on the next succeeding Distribution Date instruct the Trustee in writing to apply funds on deposit in the Special Funding Account as "Partial Amortization SFA Amounts" to such Series (and if more than one such Series, to each on a pro rata basis according to each such Invested Amount) in an amount such that the Special Funding Account is reduced to an amount which, based on the then current investment yield, would not cause a yield insufficiency Amortization Event for any such Series then outstanding. In addition, the Servicer shall instruct the Trustee in writing to apply funds on deposit in the Special Funding Account to each such Series on such pro rata basis as Partial Amortization SFA Amounts on any Distribution Date to the extent the Seller so determines in written instructions provided to the Servicer on or prior to the Determination Date preceding such Distribution Date."

                  9. Section 4.04 is hereby amended and restated in its entirety as follows:

         "Section 4.04. Unallocated Principal Collections and Trust Excess Principal Collections. On each Determination Date, (a) the Servicer shall allocate Trust Excess Principal Collections (as described below) to each Series as set forth in the related Supplement and (b) the Servicer shall withdraw from the Collection Account and pay to the Seller (i) an amount equal to the excess, if any, of (x) the aggregate amount for all outstanding Series of Collections of Principal Receivables which the related Supplements specify are to be treated as "Trust Excess Principal Collections" for such Distribution Date over (y) the aggregate amount for all outstanding Series which the related Supplements specify are "Principal Shortfalls" for such Distribution Date and, without duplication, and (ii) the aggregate amount for all outstanding Series of that portion of Series Allocable Principal Collections which the related Supplements specify are to be allocated and paid to the Seller with respect to such Distribution Date; provided, however, that, in the case of clauses (i) and (ii), such amounts shall be paid to the Seller only if the Seller's Participation Amount as of such Determination Date (determined after giving effect to any Principal Receivables transferred to the Trust on such date) exceeds zero. The amount required to be held as a result of the proviso in the preceding sentence shall, at the option of the Seller, be held in the Collection Account or deposited in the Special Funding Account for allocation and distribution in accordance with Section 4.02 and the terms of such Supplement. Any amount held in the Collection Account will be deemed to be "Unallocated Principal Collections."

                  Any Unallocated Principal Collections on deposit in the Collection Account at the time the Seller's Participation Amount exceeds zero shall be paid to the Seller, provided that at any time during which any Series is in its accumulation period, amortization period or early amortization period, any Unallocated Principal Collections on deposit in the Collection Account shall be deemed to be "Miscellaneous Payments" and shall be allocated and distributed in accordance with Section 4.03 and the terms of each Supplement.


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                  The Seller may, at its option, instruct the Trustee to deposit
Trust Excess Principal Collections which are otherwise payable to the holders of the Seller's Certificates pursuant to the provisions set forth above into the Special Funding Account."

                  10. The second paragraph of Section 10.02(b) is hereby amended and restated in its entirety as follows:

         Notwithstanding the foregoing, any provision of this Agreement which requires the Servicer to make a deposit into the Collection Account or the Special Funding Account not later than 1:00 P.M., New York City time, on a Distribution Date shall be deemed to require a Successor Servicer to make such deposit into the Collection Account or the Special Funding Account, respectively, on the Transfer Date immediately preceding such Distribution Date.

                  11. Section 12.02(b) is hereby amended by adding the words ", the Special Funding Account" immediately after the words "the Collection Account in each of the first and third sentences thereof.

                                  MISCELLANEOUS

                  12. Effective Date. This Amendment shall be effective upon the execution hereof by the parties hereto.

                  13. Counterparts. This Amendment may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

                  14. GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.



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                  IN WITNESS WHEREOF, HAFC, the Servicer and the Trustee have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the day and year first written above.

                                        HOUSEHOLD AFFINITY FUNDING
                                        CORPORATION

                                        By: /s/ Steve Smith
                                            --------------------------
                                        Name: Steve Smith
                                        Title: Vice President and Assistant
                                               Treasurer

                                        HOUSEHOLD FINANCE CORPORATION

                                        By: /s/ B.B. Moss, Jr.
                                            --------------------------
                                        Name: B.B. Moss, Jr.
                                        Title: Vice President and Treasurer

                                        THE BANK OF NEW YORK

                                        By: /s/ Reyne A. Macadaeg
                                            --------------------------
                                        Name: Reyne A. Macadaeg
                                        Title: Vice President



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